UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Commonwealth Bankshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Reg. §240.14a-101

SEC 1913 (3-99)

NOTICE OF 2003 ANNUAL MEETING OF SHAREHOLDERS

To the shareholders of Commonwealth Bankshares, Inc,:

NOTICE is hereby given that the 2003 Annual Meeting of Shareholders of Commonwealth Bankshares, Inc. (the “Corporation”) will be held at the Hilton Norfolk Airport, 1500 Military Highway (Military Highway and Northampton Blvd.) Norfolk, Virginia on Tuesday, June 24, 2003 at 3:00 P.M. local time, for the following purposes:

1.	Election of three members of the Board of Directors of the Corporation as Class III directors to serve until the 2006 Annual Meeting of Shareholders.

2.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on May 1, 2003 are entitled to notice of, and to vote at, such meeting or any adjournment thereof.

Your attention is directed to the Proxy Statement accompanying this notice for a more complete statement regarding matters proposed to be acted upon at the meeting.

To assure that your shares are represented at the meeting, please fill in, date and sign the enclosed proxy and return it promptly in the enclosed envelope, regardless of whether you expect to attend the meeting. The enclosed envelope requires no postage if mailed in the United States. If for any reason you desire to revoke your proxy, you may do so at any time before it is voted by contacting the Chairman of the Board, President and Chief Executive Officer of the Corporation, Edward J. Woodard, Jr., in person or in writing.

By Order of the Board of Directors

EDWARD J. WOODARD, JR., CLBB
Chairman of the Board, President and Chief Executive Officer

Dated in Norfolk, Virginia and

mailed this 27th day of May, 2003

COMMONWEALTH BANKSHARES, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

JUNE 24, 2003

The solicitation of the enclosed 2003 proxy is made by and on behalf of the Board of Directors of Commonwealth Bankshares, Inc. (the “Corporation”) to be used at the 2003 Annual Meeting of Shareholders to be held on June 24, 2003 at 3:00 p.m., or any adjournment thereof, at the Hilton Norfolk Airport, 1500 Military Highway (Military Highway & Northampton Blvd), Norfolk, VA. The approximate mailing date of this Proxy Statement and the accompanying proxy is May 27, 2003. The matters to be considered and acted upon are (i) the election of three Class III directors of the Corporation to serve until the 2006 Annual Meeting of Shareholders and (ii) such other business as may properly come before the meeting, or any adjournment thereof.

The Corporation is a one bank holding company organized under the laws of the Commonwealth of Virginia. It’s wholly-owned subsidiary, Bank of the Commonwealth, is a Virginia State Chartered Bank and a member of the Federal Reserve. The Bank operates nine branches and 17 ATM’s in Hampton Roads, Virginia.

Person Making The Solicitation

The cost of the solicitation of proxies will be borne by the Corporation. Solicitations will be made only by the mails, except that, if necessary, officers and regular employees of the Bank or the Corporation may make solicitations of proxies in person or by telephone. Banks, brokerage firms, and other custodians, nominees and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and the Corporation will, upon request, reimburse them for their reasonable charges and expenses in this regard.

Revocability of Proxy

Anyone who gives a proxy may still vote in person, if he so desires, and may revoke the proxy at any time prior to the voting of such proxy by contacting the Chairman of the Board, President and Chief Executive Officer of the Corporation, Edward J. Woodard, Jr., in person or in writing, or by filing a duly executed proxy bearing a later date. All properly executed proxies delivered pursuant to this solicitation will be voted at the meeting in accordance with instructions contained therein, if any.

Voting Shares and Vote Required

Only shareholders of record at the close of business on May 1, 2003 will be entitled to vote at the meeting, or any adjournment thereof. As of May 1, 2003 the Corporation had issued and outstanding 1,723,939 shares of Common Stock held of record by approximately 840 of shareholders. Shareholders are entitled to one vote for each share of Common Stock on all matters to come before the meeting. In the election of directors, those nominees receiving the greatest number of votes shall be deemed elected even though not receiving a majority of the shares represented at the meeting in person or proxy. In accordance with Virginia law, broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not be counted as a vote cast on any proposal. Accordingly, broker non-votes will have no effect on the election of directors. A majority of the shares of outstanding Common Stock must be represented at the meeting in person or by proxy in order to constitute a quorum for the transaction of business.

PROPOSAL I

ELECTION OF DIRECTORS

The Corporation’s Articles of Incorporation provide for the Board of Directors to be divided into three classes, as nearly equal in number as possible. Each class serves for a term of three years, with one class being elected each year. The Board of Directors currently consists of ten directors.

At the 2003 Annual Meeting, three directors comprising Class III will be elected to serve until the 2006 Annual Meeting of Shareholders and until their successors are elected and qualified. Proxies received will be voted for the election of such nominees, unless marked to the contrary. A shareholder who desires to withhold voting of the proxy for one or all of the nominees may so indicate on the proxy. All of the nominees are currently members of the Board. All of the nominees have consented to be named and have indicated their intent to serve if elected. However, in the event any nominee is not available for election, the proxies will be voted for such person as shall be designated by the Board as a replacement.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO ELECT THE THREE NOMINEES LISTED BELOW AS CLASS III DIRECTORS OF THE CORPORATION.

MANAGEMENT

The following table sets forth, as of May 1, 2003, certain information with respect to each director including age, principal occupation, the year each nominee or incumbent director first became a director, and each such person’s beneficial ownership of the Corporation’s Common Stock. Unless otherwise indicated, the business experience and principal occupation shown for each nominee or incumbent director has existed five or more years. All of the Corporation’s directors and named executive officer receive mail at the Corporation’s offices.

Name	Age	Served as Director Since	Principal Occupation During Past Five Years	Number and Percent of Shares Beneficially Owned (1)(2)

Nominees For Election Whose Terms Will Expire in 2006 (Class III)

Laurence C. Fentriss	48	2001	President, Anderson & Strudwick Investment Corp. and formerly co-founder of Baxter, Fentriss and Company	165,057 9.1	(3) %

William P. Kellam	88	1971	Retired Former President of Kellam-Eaton Insurance Agency, Inc. (real estate and insurance), Virginia Beach, Virginia, a position held until 1986.	35,886 2.1	(4) %

Edward J. Woodard, Jr.	60	1973	Chairman of the Board, President and Chief Executive Officer of the Corporation and the Bank.	48,951 2.8	(5)

Name	Age	Served as Director Since	Principal Occupation During Past Five Years	Number and Percent of Shares Beneficially Owned (1)(2)

Incumbent Directors Whose Terms Will Expire in 2005 (Class II)

Herbert L. Perlin	62	1987	President of Perlin Benefit Resources Inc., a regional pension company located in Virginia Beach, Virginia.	43,686 2.5	(6) %

Kenneth J. Young	52	1999	President of The Norfolk Tides, Norfolk, Virginia and Leisure & Recreation Consultants Inc. headquartered in Tampa, Florida.	7,786 *	(7)

Thomas W. Moss, Jr.	74	1999	Treasurer – City of Norfolk, Norfolk, Virginia, and formerly Attorney, President & Sole owner of Thomas W. Moss, Jr. PC.	2,501 *	(8)

Incumbent Whose Terms Will Expire in 2004 (Class I)
E. Carlton Bowyer, Ph.D	69	2001	Investor, Retired Superintendent – Virginia Beach Schools	1,626 *

Morton Goldmeier	79	1988	President of Hampton Roads Management Associates, Inc.	81,603 4.7	(9) %

William D. Payne, M.D.	67	1988	Surgeon, retired, Drs. Payne, Ives & Holland, Inc. since 2001	22,854 1.3	(10) %

Richard J. Tavss	63	1988	Senior counsel, Tavss, Fletcher, Maiden, & Reed, P.C, Norfolk, Virginia.	129,445 7.4	(11) %
All Directors and executive officers as Group (12 persons)				563,815 28.8%

*	Percentage of ownership is less than 1% of the outstanding shares of Common Stock of the Corporation.

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and includes shares, where applicable, which an individual has the right to acquire within 60 days through the exercise of stock options.

(2)	Based on 1,723,939 issued and outstanding shares of common stock as of May 1, 2003.

(3)	Includes (i) 75,000 shares which Mr. Fentriss has the right to acquire through the conversion of convertible preferred securities, and (ii) 8,750 shares which Mr. Fentriss’ wife has the right to acquire through conversion of convertible preferred securities.

(4)	Includes (i) 18,000 shares which Mr. Kellam has the right to acquire through the exercise of stock options and (ii) 17,105 shares owned by Mr. Kellam’s wife for which Mr. Kellam disclaims beneficial ownership.

(5)	Includes (i) 29,133 shares which Mr. Woodard has the right to acquire through the exercise of stock options, (ii) 656 shares registered in the name of E. J. Woodard, Jr., Custodian for Troy Brandon Woodard, (iii) 1,559 shares registered in the name of E. J. Woodard, Jr. and Sharon W. Woodard, Custodians of Troy Brandon Woodard, (iv) 2,022 shares held in trust, representing the proceeds of a self directed Individual Retirement Account for the benefit of E. J. Woodard, Jr. and (v) 9,050 shares owned jointly by Mr. Woodard and his wife.

(6)	Includes (i) 18,000 shares which Mr. Perlin has the right to acquire through the exercise of stock options, (ii) 19,137 shares registered in the name of Herbert L. Perlin, Profit Sharing Trust, of which Mr. Perlin is Acting Trustee, (iii) 2,325 shares owned jointly by Mr. Perlin and his wife, (iv) 3,795 shares register in the name of the Perlin Revocable Living Trust, and (v) 205 shares in Mr. Perlin’s investment account at Anderson & Strudwick.

(7)	Includes (i) 2,000 shares which Mr. Young has the right to acquire through the exercise of stock options and (ii) 5,250 shares held in Trust, representing the proceeds of a self directed individual retirement account for the benefit of Kenneth J. Young.

(8)	Includes (i) 2,000 shares which Mr. Moss has the right to acquire through the exercise of stock options.

(9)	Includes (i) 18,000 shares which Mr. Goldmeier has the right to acquire through the exercise of stock options, (ii) 14,164 shares owned by Mr. Goldmeier’s wife, for which Mr. Goldmeier disclaims beneficial ownership, and (iii) 3,750 shares which Mr. Goldmeier has the right to acquire through the conversion of convertible preferred securities.

(10)	Includes (i) 18,000 shares which Dr. Payne has the right to acquire through the exercise of stock options (ii) 3,040 registered in the name of Payne Pension and Profit Sharing Plan, of which Dr. Payne is acting trustee and (iii) 646 shares owned by Dr. Payne’s wife for which Dr. Payne disclaims beneficial ownership.

(11)	Includes (i) 18,000 shares which Mr. Tavss has the right to acquire through the exercise of stock options, (ii) 3,125 shares Mr. Tavss has the right to acquire through the conversion of convertible preferred securities, (iii) 1,285 shares registered in the name of Richard J. Tavss, Custodian for Bobbie J. Tavss, (iv) 492 shares registered in the name of Richard J. Tavss, Custodian for Sander T. Schoolar, (v) 488 shares registered in the name of Richard J. Tavss, Custodian for Zachary Maiden and (vi) 439 shares registered in the name of Richard J. Tavss, Custodian for Taylor Tavss Schoolar V.

Meetings and Committees of the Board of Directors

The Corporation’s Board of Directors has primary responsibility for the determination of corporate policies and the overall financial condition of the Corporation. The Board appoints a chief executive and other officers who are responsible for conducting business on a day-to-day basis under the Board’s guidance. In turn, the management of the Corporation provides the Board of Directors with a regular and detailed flow of information relating to the Corporation’s overall condition and financial performance.

During 2002, the Board of Directors met twelve (12) times for regular monthly meetings. All directors attended at least 75% of the total meetings of the Board of Directors and the various committees on which they are members.

The Board of Directors has, among others, six standing committees: Executive Committee, Audit Committee, Compensation Committee, Investment Committee, Trust Committee, and Nominating Committee. At its first meeting after the annual meeting of shareholders, the Board elects the members of each Committee. Committee members serve for one year or until the first meeting of the Board following the next annual meeting of shareholders.

Executive Committee

The Executive Committee consists of three members, selected in rotation from the ten directors: E. J. Woodard, Jr., Chairman, E. Carlton Bowyer, Ph.D., William P. Kellam, Lawrence C. Fentriss, Morton Goldmeier, Richard J. Tavss, William D. Payne M.D., Thomas W. Moss, Jr., Kenneth J. Young and Herbert L. Perlin. When the Board is not in session, the Executive Committee is authorized to exercise all of the Board’s powers except for certain fundamental responsibilities, such as approval of an amendment of the Articles of Incorporation or a plan of merger or consolidation. The Executive Committee meets to act on capital expenditures, to elect officers other than senior officers and to review and consider certain matters and policies for recommendation to the full Board. The Executive Committee met 31 times in 2002.

Audit Committee

The Audit Committee during 2002 was composed of five (5) directors: Morton Goldmeier, Chairman, William P. Kellam, Thomas W. Moss, Jr., Kenneth J. Young and Laurence C. Fentriss. The functions of the Audit Committee are to (i) recommend selection of independent certified public accountants, (ii) approve the scope of the accountants’ examination, (iii) review internal accounting procedures, (iv) review reports of examination by the accountants and by regulatory agencies having jurisdiction over the Corporation, (v) monitor internal programs to ensure compliance with the law and avoidance of conflicts of interest, and (vi) aid the Board in fulfilling its responsibilities for financial reporting to the public. The Audit Committee met four (4) times during 2002. See, “Audit Committee Report” below.

Personnel/Compensation Committee

The Personnel/Compensation Committee during 2002 was composed of five (5) directors: William D. Payne, M.D., Chairman, E. J. Woodard, Jr., Richard J. Tavss, William P. Kellam, and Kenneth J. Young. The Personnel/Compensation Committee recommends the compensation of officers to the Executive Committee and the Board. The Personnel/Compensation Committee met three (3) times during 2002. Mr. Woodard abstained from discussion regarding his salary and is not permitted to participate in the consideration and recommendations by the Committee as to his compensation.

Investment Committee

The Investment Committee during 2002 was composed of five (5) directors: Morton Goldmeier, Chairman, E. J. Woodard, Jr., Herbert L. Perlin, Laurence C. Fentriss, and Thomas W. Moss, Jr. The Investment Committee administers the investment policies of the Corporation. The Investment Committee met four (4) times during 2002.

Trust Committee

The Trust Committee during 2002 was composed of five (5) directors: Morton Goldmeier, Chairman. E.J. Woodard, Jr., Herbert L. Perlin, Laurence C. Fentriss, and Thomas W. Moss, Jr. The Trust Committee sets overall operational policy and has the responsibility for matters related to the Bank’s Trust Department exercise of fiduciary powers. The Trust Committee met four (4) times during 2002.

Nominating Committee

The Nominating Committee of the Board during 2002 was composed of four (4) directors: William P. Kellam, Chairman, E. J. Woodard, Jr., E. Carlton Bowyer, Ph.D. and Richard J. Tavss. The basic function of this Committee is the recommendation of those persons to be designated as Board nominees for election to the Board by the shareholders of the Corporation at its Annual Meeting. The Nominating Committee met one (1) time in 2002.

The Nominating Committee will consider suggestions from all sources, including shareholders, regarding possible candidates for nomination and election to the Board. Generally, candidates should be highly qualified by business, professional or comparable experience, affirmatively desirous of serving on the Board, and able to represent the interests of all shareholders. Shareholders wishing to nominate a candidate should forward the candidate’s name and a description of the candidate’s background and qualifications to the Corporate Secretary, and should consult the Corporation’s Bylaws as to timing, form and context requirements with respect to such nominations.

Audit Committee Report

The Audit Committee of the Board of Directors is composed of five (5) non-employee directors. Each of these directors is an “independent director” as that term is defined under the NASDAQ Stock Market’s listing standards. To be an independent director under this definition, a director may not be an officer or employee of the Corporation or have any other relationship with the Corporation that interferes with the exercise of independent judgment. The Audit Committee held four (4) meetings during 2002. The responsibilities of the Audit Committee are set forth in its Charter, which will be reviewed and amended periodically as appropriate.

The Audit Committee reviews the Corporation’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility of the financial statements and the reporting process, including the system of internal controls. In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Corporation’s financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Committee has discussed with the independent auditors the auditors’ independence from the Corporation and its management, including the matters in the written disclosures required by the Independence Standards Board Standards No. 1 (Independence Discussions with Audit Committees). The Committee discussed with the Corporation’s internal and independent auditors the overall scope and specific plans for their respective audits.

The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Corporation’s internal controls, and the overall quality of the Corporation’s financial reporting. The meetings also are designed to facilitate any private communications with the Committee desired by the internal auditors or independent accountants. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements of the Corporation be included in the Corporation’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

•	Morton Goldmeier, Chairman
•	William P. Kellam
•	Thomas W. Moss, Jr.
•	Kenneth J. Young
•	Laurence C. Fentriss

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to beneficial ownership of the Corporation’s Common Stock as of May 1, 2003 by each beneficial owner of more than 5% of the Corporation’s Common Stock.

Name and Address	Beneficial Ownership
of Holder	Shares		Percent
The Collective’s Fund 666 5th Avenue 34th Floor New York, NY 10103	94,744	(1)	5.8%

Laurence C. Fentriss* P.O. Box 1459 Richmond, VA 23218	165,057		9.1%

James E. Baxter 418 Lynchell Pl Richmond, VA 23233	90,396		5.2%

Richard J. Tavss* P. O. Box 3747 Norfolk, VA 23514	129,445		7.4%

Hot Creek Capital, LLC P.O. Box 3178 Gardenville, NV 89410	168,675		9.6%

*	Also a member of the Board of Directors of the Corporation.
(1)	Includes 13,000 shares which are held by other members of an affiliated group.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans to Officers and Directors

Certain directors and officers of the Corporation and the Bank, members of their immediate families, and corporations, partnerships and other entities with which such persons are associated, are customers of the Bank. As such, some of these persons engaged in transactions with the Bank in the ordinary course of business during 2002, and will have additional transactions with the Bank in the future. All loans extended and commitments to lend by the Bank to such persons are made in the ordinary course of business upon substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and do not involve more than the normal risk of collectability or present other unfavorable features.

As of December 31, 2002, the amount of loans from the Bank to all officers and directors of the Corporation and the Bank, and entities in which they are associated, was approximately $3.5 million. This amount represented 22.7% of the total equity capital of the Bank as of December 31, 2002. Included in the $3.5 million of loans to officers and directors listed above are extensions of credit to Ovations Food Services, LP, in the amount of $381.3 thousand. Kenneth J. Young, a director of the Corporation, is a director, officer and principal of Ovations Food Services, LP.

Business Relationships and Transactions with Management

In the ordinary course of its business, the Corporation and the Bank engaged in certain transactions with their officers and directors in which such officers and directors have a significant interest. All such transactions have been made on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated parties. The Bank has from time to time retained the Norfolk, Virginia law firm of Tavss, Fletcher, Maiden and Reed, P.C., of which Mr. Tavss, a director of the Corporation and the Bank, is senior counsel, to perform certain legal services for the Corporation and the Bank

In 1984, the Bank entered into a lease with Boush Bank Building Associates, a limited partnership (the “Partnership”), to rent the headquarters building (the “Headquarters”) of the Corporation and the Bank, which is located at the corners of Freemason and Boush Streets, Norfolk, Virginia. The general partner of the Partnership is Boush Bank Building Corporation. The limited partners of the Partnership, are Messrs. Woodard, and Kellam, who are directors of the Corporation and the Bank and the estate of George H. Burton, Jr., a deceased director. The lease requires the Bank to pay all taxes, maintenance and insurance. The term of the lease is twenty-three years and eleven months, and began on December 19, 1984. In connection with this property, the lessor has secured financing in the form of a $1.6 million industrial development revenue bond from the Norfolk Redevelopment and Housing Authority payable in annual installments, commencing on January 1, 1987, at amounts equal to 3% of the then outstanding principal balance through the twenty-fifth year, when the unpaid balance will become due. Interest on this bond is payable monthly, at 68.6% of the prime rate of SunTrust Bank in Richmond, Virginia. Monthly rent paid by the Bank is equal to interest on the above bond, plus any interest associated with secondary financing provided the lessor by the Bank. The Bank has the right to purchase, at its option, an undivided interest in the property at undepreciated original cost, and is obligated to purchase, in each January after December 31, 1986, an undivided interest in an amount equal to 90% of the legal amount allowed by banking regulations for investments in fixed properties, unless the Bank’s return on average assets is less than seven-tenths of one percent. Under this provision the Bank has purchased 54.4% of this property for a total of $999.6 thousand. No purchases have been made after 1988. The terms of the lease are not less favorable than could be obtained from a non-related party.

Additionally, in 1998, Bank of the Commonwealth entered into a lease with respect to its branch at 1217 Cedar Road, Chesapeake, Virginia with Morton Realty Associates, a Virginia general partnership, and Richard J. Tavss and several other parties who share ownership and responsibility as landlord under the lease. Morton Goldmeier is a partner in Morton Realty Associates, one of the landlords under the lease, and is also a member of the Board of Directors of Bank of the Commonwealth and Commonwealth Bankshares. Richard J. Tavss, also one of the landlords under the lease, is also a member of the Board of Directors of Bank of the Commonwealth and Commonwealth Bankshares. Annual lease payments under the lease currently are $95.1 thousand. The Board of Directors of Commonwealth Bankshares reviewed two independent appraisals with respect to this property prior to entering into this lease. We believe the terms of this lease are no less favorable than could be obtained from a non-related party in an arms-length transaction.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, officers and persons who beneficially own more than 10% of a registered class of equity securities of the Corporation to file initial reports of ownership (Forms 3) and reports of changes in beneficial ownership (Forms 4 and 5) with the Securities and Exchange Commission (“SEC”) and Nasdaq. Such persons are also required under the rules and regulations promulgated by the SEC to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on the review of the copies of such forms furnished to the Corporation, the Corporation believes that all reporting requirements under Section 16(a) for fiscal year 2002 were met in a timely manner by its directors, officers and greater than 10% beneficial owners.

EXECUTIVE COMPENSATION

Summary Executive Compensation Table

The following table sets forth the annual compensation paid or accrued by the Corporation and its subsidiaries to Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer and John H. Gayle, Executive vice President of the Corporation and the Bank for the past three fiscal years. Compensation for each other executive officer of the Corporation or the Bank did not exceed $100 thousand in 2002 and, therefore, is not shown in the table.

Summary Compensation Table

Annual Compensation
Name and Principal Position	Year	Salary	Bonus	Director’s Fees	All Other Compensation(1)
Edward J. Woodard, Jr., CLBB, Chairman of the Board President and Chief Executive Officer	2002 2001 2000	$209,000 199,000 187,500	$5,000 -0- -0-	$27,200 28,800 28,400	— — —

John H. Gayle Executive Vice President and Secretary	2002 2001 2000	$100,800 93,800 86,000	$5,000 -0- $1,000	— — —	— — —

(1)	Perquisites and other personal benefits did not exceed the lessor of $50,000 or 10% of total salary and bonus as reported above.

No stock options were granted during 2002 to any of the Executive officers named in the Summary Compensation Table.

Fiscal Year End Option Values

The table below sets forth information for each executive officer named in the Summary Compensation Table concerning the value of unexercised stock options as of December 31, 2002. None of such executive officers exercised any stock options during 2002.

Fiscal Year End Option Values

	Number of Securities Underlying Unexercised Options at December 31, 2002 (#)		Value of Unexercised In-The-Money Options at December 31, 2002 ($) (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
E. J. Woodard, Jr.	29,133	—	$115,262	—
John H. Gayle	18,916	—	73,581

(1)	Under Securities and Exchange Commission rules, an option is only considered in-the-money, for purposes of the chart, if the per share exercise price is less than $11.23, the last reported sales price of the Corporation’s common stock on the NASDAQ National market on December 31, 2002.

Employment Agreements

Edward J. Woodard, Jr., Chairman of the Board, President and Chief Executive Officer of Commonwealth Bankshares and Bank of the Commonwealth has entered into an employment agreement with Bank of the Commonwealth. The agreement provides for Mr. Woodard’s employment until the earlier of December 31, 2005, his death or his physical or mental disability; provided, however, the employment agreement allows for the termination of employment by either Bank of the Commonwealth or Mr. Woodard in the event of a “change of control” of Commonwealth Bankshares or Bank of the Commonwealth, or by Mr. Woodard for “good reason.” Mr. Woodard’s employment agreement will be renewed automatically each year unless either party elects not to renew the agreement.

Under the employment agreement, in the case of a termination by Commonwealth Bankshares or Bank of the Commonwealth prior to a “change of control,” but not “for good cause,” Mr. Woodard will be entitled to receive twelve (12) equal monthly payments, which, in total, equal his annual base salary, plus directors’ fees. In the event of a termination of the employment agreement by Mr. Woodard for “good reason,” or by Commonwealth Bankshares or Bank of the Commonwealth subsequent to a “change of control,” but not “for good cause,” Mr. Woodard will be entitled to receive sixty (60) equal monthly payments which, in total, equal approximately three times the present value of his annual compensation at the time of termination.

Under the Agreement, a “change of control” will be deemed to have occurred upon:

•	any third party acquiring, or entering into a definitive agreement to acquire, more than twenty-five percent (25.0%) of the stock of either Commonwealth Bankshares or Bank of the Commonwealth;

•	a change in the majority of the members of the board of directors of either Commonwealth Bankshares or Bank of the Commonwealth during any one year period; or

•	Commonwealth Bankshares ceasing to be the owner of all of Bank of the Commonwealth’s common stock, except for any directors’ qualifying shares.

The term “for good cause” includes a termination of Mr. Woodard for his failure to perform the required services, gross or willful neglect of his duty or a legal or intentional act demonstrating bad faith. The term “good reason” is defined as any assignment to Mr. Woodard of duties or responsibilities inconsistent with those in effect on the date of the agreement or a change of control of either Commonwealth Bankshares or Bank of the Commonwealth.

Mr. Woodard has also entered into an amended and restated deferred supplemental compensation agreement with Bank of the Commonwealth. Under the supplemental agreement, upon Mr. Woodard attaining the age of 65, upon his termination with Bank of the Commonwealth for any reason whatsoever or upon his death, Mr. Woodard or his beneficiary shall be entitled to payment from the Bank of: (i) two hundred fifty thousand dollars ($250,000) in one hundred twenty (120) equal consecutive monthly installments of two thousand eighty-three and 33/100 dollars ($2,083.33) each, and (ii) seven hundred twenty thousand dollars ($720,000) in one hundred eighty (180) equal consecutive monthly installments of four thousand dollars ($4,000) each, both such payments being payable on the first day of each such month. Any payments described above shall be made on each such payment date to employee, regardless of whether employee is employed by the Bank at the time he becomes eligible for such payments. In addition to all payments described above, upon employee’s death, the Bank shall pay to the beneficiary a lump sum payment of two hundred fifty thousand and no/100 dollars ($250,000), payable on the first day of the second calendar month immediately following the date of death. Under the supplemental agreement, Mr. Woodard is obligated to make himself available to Bank of the Commonwealth after his retirement, so long as he receives payments under the supplemental agreement, for occasional consultation which Bank of the Commonwealth may reasonably request. Any amounts unpaid under the supplemental agreement may be forfeited, after notice to Mr. Woodard, in the event that the board of directors of Bank of the Commonwealth determines in good faith that Mr. Woodard is performing services of any kind for a firm or other entity competitive with the business of Bank of the Commonwealth during the period that he is receiving payments under the supplemental agreement.

In addition to the Woodard employment agreement, the Bank has entered into an employment agreement with John H. Gayle, dated May 15th 1990 (‘Gayle Employment Agreement”) The agreement provides for Mr. Gayle’s employment until the earlier of December 31, 2003, his death or disability; provided, however, the employment agreement allows for termination of employment by either Bank of the Commonwealth or Mr. Gayle in the event of a “change of control” of Commonwealth Bankshares or Bank of the Commonwealth, or by Mr. Woodard for “Good Reason”. Mr. Gayle’s employment agreement will be renewed automatically each year unless either party elects not to renew the agreement.

Under the employment agreement, in the case of a termination by Commonwealth Bankshares or Bank of the Commonwealth prior to a “change of control,” but not “for good cause” Mr. Gayle will be entitled to receive twelve (12) equal monthly payment, which in total, equal his annual base salary. In the event of a termination of the employment agreement by Mr. Woodard for “good” reason” or by Commonwealth Bankshares of Bank of the Commonwealth subsequent to a “change of control,” but not “for good cause,” Mr. Gayle will be entitled to receive sixty (60) equal monthly payments, which, in total, equal monthly payments which, in total, equal the annual compensation at the time of termination.

Stock Option and Employee Benefit Plans

1990 Stock Option Plan. On February 20, 1990, Commonwealth Bankshares’ board of directors approved a non-qualified stock option plan for the issuance of 25,000 shares of Commonwealth Bankshares’ common stock to eligible officers and key employees of Commonwealth Bankshares and Bank of the Commonwealth at prices not less than the market value of Commonwealth Bankshares’ common stock on the date of grant. On April 29, 1997, the shareholders approved an amendment to this plan to increase the number of shares available for issuance under the plan to 45,000 shares. This plan expired on February 20, 2000. However, the terms of this plan continue to govern unexercised options awarded under the plan that have not expired.

401(k) Profit Sharing Plan. In 1993, Bank of the Commonwealth adopted a thrift and profit sharing plan qualified under Section 401(k) of the Internal Revenue Code to replace Bank of the Commonwealth’s former profit sharing plan. Employees who have attained the age of 20 years and six months and completed six months of service with Bank of the Commonwealth are eligible to participate in the 401(k) plan. Eligible employees who elect to participate may contribute up to 15.0% of their annual salary to the 401(k) plan. The Bank of the Commonwealth may make a matching contribution, the amount of which, if any, will be determined by Bank of the Commonwealth each year. Bank of the Commonwealth contributed a matching contribution of $44.2 thousand and a discretionary profit sharing contribution of $20.8 thousand to the 401(k) plan during 2002.

Non-Employee Director Stock Compensation Plan. On April 25, 1995 Commonwealth Bankshares’ shareholders approved a non-employee director stock compensation plan. This plan provided for the issuance of options to acquire 50,000 shares of Commonwealth Bankshares’ common stock to eligible non-employee directors at prices determined by the average of the five most recent trades of the common stock on the over-the-counter market during the period immediately preceding an option’s grant date or such other value per share as was determined by the employee directors. On April 29, 1997, shareholders approved an amendment to this plan to increase shares available for issuance under this plan to 70,000 shares. This plan expired January 17, 2000. However, the terms of this plan continue to govern unexercised options awarded under the plan that have not expired.

1999 Stock Incentive Plan. On April 27, 1999, Commonwealth Bankshares’ shareholders approved the Commonwealth Bankshares, Inc. 1999 Stock Incentive Plan. This plan provides for the issuance of up to the lesser of (i) fifteen percent (15.0%) of Commonwealth Bankshares’ issued and outstanding common stock less the aggregate number of shares subject to issuance pursuant to options granted, or available for grant, under the 1990 plan and non-employee director plan described above, or (ii) 350,000 shares. Of the aggregate number of shares of Commonwealth Bankshares’ common stock that may be subject to award under this plan, sixty percent (60.0%) are available for issuance to Commonwealth Bankshares’ non-employee directors, and forty percent (40.0%) are available for issuance to Commonwealth Bankshares’ employees. All the employees of Commonwealth Bankshares and Bank of the Commonwealth, and all other members of the board of directors of Commonwealth Bankshares, are eligible to receive awards under this plan.

Bank of the Commonwealth Supplemental Executive Retirement Plan. Effective February 1, 2002, Commonwealth Bankshares’ board of directors approved an executive deferred compensation plan in order to provide a select group of management and highly compensated executives the opportunity to elect to defer part or all of the compensation (including bonuses) payable to such executives during any plan year. Under this plan, a participant may designate a fixed dollar amount or a percentage to be deducted from his or her salary and/or bonus and then indicated how the deferred amount is to be deemed invested as between a fund that tracks the value of Commonwealth Bankshares’ stock and a simple interest bearing fund. The amount of deferred compensation in an executive’s account is held in a rabbi trust, but such amounts continue to be subject to the claims of the Bank of the Commonwealth’s general creditors until such time as they are distributed to the executive. Distributions are generally available at retirement age, death, or on account of disability. In addition, an executive who separates from service for a reason other than because of retirement, death, or disability, is entitled to receive distribution when he or she reaches age 65 (unless he or she dies or becomes disabled in the meantime, in which case benefits will be payable pursuant to the plan terms regarding such distributions). Distributions may also be made in certain situations following a change in control. Distributions are generally made in the form of installment payments, although a distribution in a lump sum is available in limited situations.

Director Compensation

Each director of the Corporation is paid $900 for attendance at each board meeting and $400 for attendance at each meeting of a committee of the board of which he or she is a member. Additionally, the Corporation has a Director’s Deferred Compensation Plan which allows directors to defer recognition of income on all or any portion of the directors’ fees they earn. During 2002 a total of $78.4 thousand was deferred by directors under this plan. The terms and conditions of the two plans are very similar to the terms and conditions of the Bank’s Supplemental Executive Retirement plan described above.

INDEPENDENT PUBLIC ACCOUNTANTS

Poti, Walton & Associates, PC were previously the principle accountants for Commonwealth Bankshares, Inc. On November 1, 2002, Poti, Walton & Associates, PC ceased operations. On November 8, 2002, the Audit Committee of the Company selected the firm of Witt, Mares & Company, PLC, to replace Poti, Walton & Associates, PC. No firm has been selected by the Board of Directors to act as the Corporation’s independent public accountants for 2003. A representative of Witt, Mares & Company, PLC is expected to be present at the meeting. This representative will have an opportunity to make a statement to the shareholders and will be available to answer questions.

Witt, Mares & Company, PLC’s main function is to audit the consolidated financial statements of the Corporation and its subsidiaries and, in connection with the audit, to review related filings with the Securities and Exchange Commission and to conduct limited reviews of the unaudited financial statements included in each of the Corporation’s quarterly reports.

Audit Fees

The aggregate audit fees billed to the corporation for the fiscal year ended December 31, 2002 to audit the annual financial statements and review the quarterly financial statements were $56,550. Of this amount $31,800 was paid to Poti, Walton & Associates, PC and $24,750 was paid to Witt, Mares & Company, PLC.

Financial Information Systems Design and Implementation Fees

During our 2002 fiscal year, neither Poti, Walton & Associates, PC nor Witt, Mares & Company, PLC billed the Corporation for any fees and expenses in connection with financial information systems design or implementation, the operation of its information system, or the management of its local area network.

All other fees

The aggregate fees billed to the Corporation by the Corporation’s independent public accountants for non-audit services for the fiscal year ended December 31, 2002 were $44,130. Of this amount, $17,300 was paid to Poti, Walton & Associates, PC and $26,830 was paid to Witt, Mares & Company, PLC. Non-audit services included assistance with the preparation of the corporate income tax return and other consulting services. The audit committee considered and determined that the non-audit related services provided by Poti, Walton & Associates, PC and Witt, Mares and Company, PLC are compatible with maintaining the independence of Poti, Walton, & Associates and Witt, Mares, & Company as the Corporation’s principle accountants.

SUBMISSION OF PROPOSALS 2004

The next Annual Meeting of Shareholders will be held on or about June 29, 2004. Any shareholder who wishes to submit a proposal for consideration at that meeting, and who wishes to have such proposal included in the Corporation’s proxy statement, must comply with SEC Rule 14a-8 and must submit the proposal in writing no later than February 10, 2004. The deadline for shareholders to notify the Corporation of non-Rule 14a-8 matters that may be raised for consideration at the next Annual Meeting is April 30, 2004, and such notices may not be submitted prior to March 31, 2004. Additionally, any such shareholder proposals or notifications must comply in all respects with the Corporation’s Bylaws. All such proposals or notifications shall be delivered to the Corporation’s executive offices at Boush and Freemason Streets, P.O. Box 1177, Norfolk, Virginia 23501, Attn: Edward J. Woodard, Jr., Chairman, President and Chief Executive Officer.

OTHER MATTERS

The Board of Directors does not intend to present, and knows of no one who intends to present, to the meeting any matter for action by shareholders other than as set forth herein. However, the enclosed proxy confers discretionary authority with respect to transaction of any other business that may properly come before the meeting, and it is the intention of the persons named in the proxy to vote in accordance with their judgment on any such matter.

GENERAL

The Corporation’s 2002 Annual Report to Shareholders accompanies this Proxy Statement. The 2002 Annual Report to Shareholders does not form any part of the material for the solicitation of proxy.

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.

By Order of the Board of Directors

EDWARD J. WOODARD, JR., CLBB
Chairman of the Board, President and Chief Executive Officer

Dated in Norfolk, Virginia and

mailed this 27th day of May 2003

COMMONWEALTH BANKSHARES, INC.

403 Boush Street

P. O. Box 1177, Norfolk, Virginia 23501-1177

Phone (757) 446-6900

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

June 24, 2003

This Proxy is Solicited On Behalf Of The Board of Directors

The undersigned hereby revokes all prior proxies and appoints Richard J. Tavss and Morton Goldmeier, or any one of them, each with the power of substitution, as Proxies to vote, as designated below, all the shares of Common Stock of Commonwealth Bankshares, Inc. held by the undersigned on May 1, 2003 at the Annual Meeting of Shareholders to be held on June 24, 2003, or any adjournment thereof.

(1)	Proposal I: Election of the three class III Directors set forth below to serve until the 2006 Annual Meeting of Shareholders and until their successors are elected and qualified:

Laurence C. Fentriss

☐        FOR                  ☐        AGAINST                 ☐        ABSTAIN

William P. Kellam

☐        FOR                  ☐        AGAINST                 ☐        ABSTAIN

Edward J. Woodard, Jr.

☐        FOR                  ☐        AGAINST                 ☐        ABSTAIN

(2)	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted by the named Proxies FOR the three nominees listed in Proposal I and in their discretion as to other business properly before the meeting.

Please sign exactly as your name(s) appear below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED:                                 , 2003

Shareholder Signature	Shareholder Signature

Shareholder Signature	Shareholder Signature